Exhibit 3.15

State of Delaware
Secretary of State
Division of Corporations
Delivered 02:02 PM 10/16/2009
FILED 12:53 PM 10/16/2009
SRV 090941788 — 4742810 FILE
CERTIFICATE OF FORMATION
OF
AURORA MASSACHUSETTS, LLC
     1. The name of the limited liability company is Aurora Massachusetts, LLC.
     2. The address of its registered office in the State of Delaware is: Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.
     IN WITNESS WHEREOF, the undersigned have executed this Certificate of Formation of Aurora Massachusetts, LLC this 16th day of October, 2009.

By:	/s/ Russell A. Hilton
Russell A. Hilton
Organizer